Exhibit 99.1

Tapinator, Inc. Reports Second Quarter 2019 Financial Results

■	Revenue grew 83% year-over-year to $1.3mm
■	Category Leading Apps Revenue grew 282% year-over-year to $1.1mm
■	Bookings grew 9% year-over-year to $967k
■	Category Leading Apps Bookings grew 101% year-over-year to $566k
■	Net loss decreased 52% year-over-year to $265k
■	Adjusted EBITDA increased 2,781% year-over-year to $293k

New York, NY – August 13, 2019 – Tapinator, Inc. (OTCQB: TAPM), a developer and publisher of category leading apps for mobile platforms, with a significant emphasis on social casino games, today announced financial results for the three and six months ended June 30, 2019, and the filing of its quarterly report on Form 10-Q for the period ended June 30, 2019. The quarterly report may be found at http://www.sec.gov. The results provided below replaces, in their entirety, any guidance or projections previously issued by the Company.

Ilya Nikolayev, Tapinator’s Chief Executive Officer, stated, “The Company had a very strong second quarter with solid company-wide Bookings growth led by our social-casino focused, Category Leading Apps. We now have a solid base of these products from which we plan to continue to expand via our strategy of developing select, best-in-class mobile software applications with a clear focus on the social-casino genre.”

First Quarter 2019 Financial Highlights (unaudited):

	Three Months Ended		Six Months Ended
	Jun. 31, 2019	Jun. 31, 2018	Jun. 31, 2019	Jun. 31, 2018
GAAP Results:
Revenue	$1,345,595	$733,673	$2,158,650	$1,622,361
Net Loss	$(265,191)	$(557,052)	$(924,894)	$(1,472,932)
Diluted Net Loss Per Share	$0.00	$(0.01)	$(0.01)	$(0.02)
Cash	$509,905	$1,340,296	$509,905	$1,340,296

Non-GAAP Results:*
Bookings:
Category Leading Apps	$566,462	$280,467	$1,210,741	$549,884
Rapid-Launch Games	$219,236	$436,413	$541,633	$1,050,074
Total	$785,698	$716,880	$1,752,374	$1,599,958

Adjusted EBITDA	$293,239	$10,180	$226,172	$170,297

*A table has been included later in this press release with non-GAAP adjustments to the Company’s revenue resulting in Bookings (a non-GAAP measure) and non-GAAP adjustments to the Company's net loss, resulting in adjusted EBITDA (a non-GAAP measure) for the relevant periods.

Andrew Merkatz, President and Chief Financial Officer of Tapinator commented on the Company’s results. “We are very proud of our operating results for the first half of 2019. Our previous strategic decision to focus on Category Leading Apps is now paying beginning to pay off in the form of solid Revenue, Bookings and adjusted EBITDA growth. As we look out over the next 12 months, we believe we are very well situated to achieve continued Revenue and Bookings growth. Over the last year, we have significantly improved both the product and earnings quality of our core mix of apps. We are now positioned to invest more heavily into these existing products, while we selectively develop new applications with significant potential to enhance our portfolio.”

Strategy

In early 2017, we began a major strategic shift to focus more of our investment and management resources into our Category Leading Apps business and more specifically into the social-casino genre. We believe the potential size, quality and sustainability of revenues and earnings from this business is significantly greater than that of our legacy Rapid-Launch Games business. We completed this shift during the fourth quarter of 2018 and we are now focused on developing and operating these Category Leading Apps, with a significant focus on the social-casino genre. In 2018, the revenue for the social casino market reached $5.2 billion, according to Eilers & Krejcik. The social casino market grew 10.9% year-on-year in the final quarter of 2018 according to the same report. The larger competitors in this market include SciPlay (Nasdaq: SCPL), Zynga (Nasdaq: ZNGA), Playtika (acquired by Giant Interactive for $4.4 billion in 2016) and Murka Entertainment (acquired by the Blackstone Group in 2019). These companies have achieved success by (1) focusing on the most well established social casino game types (e.g., slots, bingo and multiplayer poker) and (2) focusing on improving production values, running live ops, and adding content to their games rather than gameplay innovation. We believe this creates market opportunity for several winning strategies. First, with games such as Video Poker Classic, we have focused on niche casino game types that are not dominated by large competitors yet, nonetheless, have significant player followings. We believe similar niche opportunities continue to exist. Second, with the upcoming launch of Castle Builder, our new slots title, we believe that applying gameplay innovation to slots, an area that otherwise offers sparse differentiation between games, can result in a highly sustainable and successful product. Based on the previous success of indie developer Moon Active’s Coin Master, which, according to Think Gaming, has achieved $75 million in annual revenue, we are confident that the slots area is ripe for gameplay innovation.

Our goal for our Category Leading Apps business is to develop a small number of core franchise titles, primarily within the social-casino genre, that can achieve lifespans of at least five to ten years, and where we can grow these titles into sustainable market leaders within their respective product categories. In order to accomplish this, we are working to achieve customer LTVs that exceeds customer acquisition cost, at scale. To date, the Company has been able to achieve this, at certain customer volumes, for three products: Video Poker Classic, Crypto Trillionaire and Solitaire Dash. We seek to build a valuable portfolio of these core franchise titles which can represent repeatable, stackable and long term revenue streams for Tapinator.

Current Outlook

Our conviction regarding our social-casino focused, Category Leading Apps business has strengthened during 2019. We delivered year-over-year Bookings growth in excess of 100% within this business during the first two quarters of this year. Based on the strength of this performance, we are now targeting company-wide Bookings growth for 2019 in the range of 8%-12%, and Category Leading Apps Bookings growth in excess of 50%. This growth is expected to be derived from our seasoned franchises such as Video Poker Classic and Solitaire Dash, combined with recently launched titles such as Crypto Trillionaire and My Horoscope, and from Castle Builder, our new social-casino title that we plan to launch globally during the fourth quarter of 2019. Castle Builder features a slot mechanic, with innovative metagame systems that have proven their success in the world of real money gaming. The title is made possible through Tapinator’s recent licensing deal with a major European real-money slots developer. The real-money version of the product is currently a top performing slot game across 200+ online casinos in a number of European countries. Looking forward to later this year and into 2020, we are actively seeking to add to our growing portfolio of social-casino titles through organic product development, and via selective publishing and acquisition opportunities. We expect to make further announcements regarding these product initiatives in the coming months.

*Non-GAAP Financial Measures

We have provided in this release the non-GAAP financial measures of Bookings and adjusted EBITDA, as a supplement to the measures of Revenue and Operating Income, which are prepared in accordance with United States generally accepted accounting principles ("GAAP"). Management uses Bookings and adjusted EBITDA internally in analyzing our financial results to assess operational performance and liquidity. The presentation of Bookings and adjusted EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to Bookings and adjusted EBITDA in assessing our performance and when planning, forecasting and analyzing future periods. We believe Bookings and adjusted EBITDA are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. Below, we have provided reconciliations between our historical and projected Bookings and adjusted EBITDA to the most directly comparable GAAP financial measures below. Some limitations of Bookings and adjusted EBITDA are as follows:

●	Bookings does not reflect that we defer and recognize online game revenue over the estimated life of durable virtual goods;

●

Adjusted EBITDA does not include the impact of stock-based expense, impairment of intangible assets previously acquired, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

●	Adjusted EBITDA does not reflect income tax expense;

●	Adjusted EBITDA does not include other income or expense, which includes foreign exchange gains and losses and interest income or expense;

●

Adjusted EBITDA excludes depreciation and amortization of intangible assets and impairment of capitalized software. Although depreciation and amortization and impairment of capitalized software are non-cash charges, the assets being depreciated and amortized or impaired may have to be replaced in the future; and

●	Other companies, including companies in our industry, may calculate adjusted EBITDA differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider Bookings and adjusted EBITDA along with other financial performance measures, including Revenue, Net Income (Loss), Diluted Net Income (Loss) Per Share, Cash Flow from Operations, Operating Income (Loss) and our other financial results presented in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP Results (unaudited):

	Three Months Ended		Six Months Ended
	Jun. 30, 2019	Jun. 30, 2018	Jun. 30, 2019	Jun. 30, 2018
Reconciliation of Revenue to Bookings:

Revenue	$1,345,595	$733,673	$2,158,650	$1,622,361
Change in deferred revenue	$(559,897)	$(16,793)	$(406,276)	$(22,403)
Bookings	$785,698	$716,880	$1,752,374	$1,599,958

	Three Months Ended		Six Months Ended
	Jun. 30, 2019	Jun. 30, 2018	Jun. 30, 2019		Jun. 30, 2018
Reconciliation of Net Loss to Adjusted EBITDA:

Net loss	$(265,191)	$(557,052)		$(924,894)	$(1,472,932)
Interest expense, net	(3,564)	(732)		(1,791)	134,601
Income taxes	-	3,800		-	3,800
Amortization of capitalized software development	156,303	142,014		341,002	271,022
Depreciation and amortization of other assets	1,316	2,397	$	,106	5,748
Amortization of debt discount	-	-		-	187,876
Stock-based expense	404,374	419,766		808,749	1,040,182
Adjusted EBITDA	$293,237	$10,193		$226,171	$170,297

About Tapinator

Tapinator Inc. (OTCQB: TAPM) develops and publishes category leading apps for mobile platforms, with a significant emphasis on social casino games. Tapinator's library includes over 300 titles that, collectively, have achieved over 470 million mobile downloads, including notable properties such as Video Poker Classic, Solitaire Dash and Crypto Trillionaire. Tapinator generates revenues through the sale of branded advertising and via consumer transactions, including in-app purchases and subscriptions. Founded in 2013, Tapinator is headquartered in New York, with product development and marketing teams located in North America, Europe and Asia. Consumers can find high-quality mobile entertainment wherever they see the ‘T’ character logo, or at http://tapinator.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Tapinator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “plan,” “feel,” "may," "will," "expect," "anticipate," "estimate," "intend," “target,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements include, among other things, our belief that we are very well situated to achieve continued Revenue and Bookings growth, our belief that the potential size, quality and sustainability of revenues and earnings from the Category Leading Apps business is significantly greater than our legacy Rapid-Launch Games business, our belief that that niche opportunities continue to exist in the casino games business and that applying gameplay innovation to slots can result in a highly sustainable and successful product in this business, our goal for our Category Leading Apps business to develop a small number of core franchise titles that can achieve lifespans of at least five to ten years and grow into sustainable market leaders, and our target projection that our Bookings growth for 2019 will be between 8%-12% and our Category Leading Apps Bookings growth will be in excess of 50%. Forward-looking statements in this release involve substantial risks and uncertainties that could cause the development and monetization of our mobile games, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, our ability to continue Revenue and Bookings growth, our ability to capitalize on niche opportunities in the casino games business (including our ability to apply gameplay innovation in this business which may result in a highly sustainable and successful product in this business) and our ability to achieve Bookings growth for 2019 of 8%-12% and Category Leading Apps Bookings growth of over 50%. Tapinator undertakes no obligation to update or revise any forward-looking statements. The quoting and trading of the Company's common stock on the OTC Market Group's OTC Link quotation system is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the Company's operations or business prospects. As a result, there may be volatility in the market price of the shares of the Company's common stock for reasons unrelated to operating performance. Moreover, the OTC Market Group's OTC Link quotation system is not a stock exchange, and trading of securities on it is often more sporadic than trading of securities listed on the NASDAQ Stock market or another securities exchange. Accordingly, stockholders may have difficulty reselling any of their shares. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2018, including but not limited to the discussion under "Risk Factors" therein, which the Company filed with the SEC and may be viewed at http://www.sec.gov.

CONTACT:

Tapinator Investor Relations

investor.relations@tapinator.com

914.930.6232